FOR IMMEDIATE RELEASE

April 10, 2008

Contact: Charles Corcoran, President

(215) 945-1200

WILLIAM PENN BANCORP, INC. ANNOUNCES EXPECTED

COMPLETION DATE OF MINORITY STOCK OFFERING

Levittown, Pennsylvania, April 10, 2008 – William Penn Bancorp, Inc., the proposed holding company for William Penn Bank, FSB, announced today that it anticipates closing its minority stock offering on Tuesday, April 15, 2008. Shares of William Penn Bancorp, Inc. common stock are expected to begin trading on the OTC Bulletin Board on Wednesday, April 16, 2008.

All required regulatory approvals from the Office of Thrift Supervision (“OTS”) have been obtained. Closing is pending final receipt of routine closing documents and other certificates.

A total of 1,025,283 shares of William Penn Bancorp, Inc. common stock will be sold in the offering. In addition, upon closing, William Penn, MHC will hold 2,548,713 shares of common stock, or 70% of the outstanding shares of common stock. William Penn Bancorp, Inc. will also contribute $150,000 in cash and 67,022 shares of common stock (approximately 2% of the outstanding shares) to the William Penn Bank Community Foundation.

Keefe, Bruyette & Woods, Inc. acted as financial advisor to William Penn Bancorp, Inc. in connection with the offering. Malizia Spidi & Fisch, PC, Washington, D.C., acted as special counsel to William Penn Bancorp, Inc. Muldoon Murphy & Aguggia LLP, Washington, D.C., acted as counsel to Keefe, Bruyette & Woods, Inc. RP Financial LC. served as independent appraiser.

Subscribers in the offering can obtain additional information by calling our toll-free stock information center help-line at (877) 298-6520.

Forward Looking Statements

This news release contains certain forward looking statements. Forward looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” or “anticipate” or words of similar intent, or future or conditional verbs such as “will,” “would,” “could,” “should” or “may.” Forward looking statements, by their nature, are subject to risks or uncertainties. A number of factors could cause actual results to differ significantly from those described in the forward looking statements. Forward looking statements speak only as of the date they are made. William Penn Bancorp, Inc. does not undertake any obligation to update such forward looking statements.